Exhibit 99.1

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN

Financial Statements as of December 31, 2015 and 2014 and for the Year Ended December 31, 2015, Supplemental Schedule as of December 31, 2015 and Report of Independent Registered Public Accounting Firm

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN

TABLE OF CONTENTS
Page

Report of Independent Registered Public Accounting Firm

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2015 and 2014	1

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2015	2

Notes to Financial Statements as of December 31, 2015 and 2014	3

SUPPLEMENTAL SCHEDULE:

Schedule of Assets (Held at End of Year) as of December 31, 2015	13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Schweitzer-Mauduit International, Inc.
Retirement Savings Plan
To: Human Resources Committee

We have audited the accompanying statements of net assets available for benefits of Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the "Plan") as of December 31, 2015 and 2014, and the related statement of changes in net assets available for benefits for the year ended December 31, 2015. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in its net assets available for benefits for the year then ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2015, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The information in the supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Moore, Colson & Company, P.C.

Marietta, Georgia
June 24, 2016

i

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS AS OF
DECEMBER 31, 2015 AND 2014

	2015	2014
Assets:

Cash	$785	$4,876
Investments, at fair value:
Schweitzer-Mauduit International, Inc. stock fund	16,919,503	17,463,582
Shares of registered investment companies	50,572,451	45,060,457
Common collective trust funds	11,117,921	11,147,855
Stable return fund	14,607,465	14,779,779
Stable value fund	780,959	—

Total investments at fair value	93,998,299	88,451,673

Receivables:
Notes receivable from participants	722,889	—

Total Assets	94,721,973	88,456,549

Liabilities:
Excess contributions payable	—	42,603

Net assets reflecting investments at fair value	94,721,973	88,413,946

Adjustment from fair value to contract value for interest in common collective trusts relating to fully benefit-responsive investment contracts	(72,674)	(204,060)

Net assets available for benefits	$94,649,299	$88,209,886

See accompanying notes to financial statements

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2015

ADDITIONS

Investment income (loss):
Net depreciation in fair value of investments	$(1,236,935)
Dividend income	1,158,047
Interest income	1,852
Total investment income		(77,036)

Contributions:
Participants	3,979,072
Employer	2,180,208
Rollovers from other plans	216,869

Total contributions		6,376,149

Transfers from previously allocated insurance contracts		433,585
Interest from notes receivable from participants		20,629

Total additions		6,753,327

DEDUCTIONS

Administrative fees		(161,221)
Distributions to participants		(10,095,609)

Total deductions		(10,256,830)

Transfers from other plans		9,942,916

Net increase in net assets available for benefits		6,439,413

Net assets available for benefits
-Beginning of year		88,209,886

-End of year		$94,649,299

See accompanying notes to financial statements

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2015 AND 2014

1. PLAN DESCRIPTION AND FUNDING POLICY

The following brief description of the Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

General - The Plan is a defined contribution plan. Hourly U.S. employees of Schweitzer-Mauduit International, Inc. (the “Company” or “SMI”), represented by collective bargaining agreements (“CBA”) are eligible to participate in accordance with their CBA. The majority of SMI’s employees are eligible to participate following one month of continuous service. The Board of Directors of the Company or its delegate may change the eligibility and other provisions of the Plan from time to time.

Effective January 1, 2015, the Plan elected a Safe Harbor plan design, as permitted by the Internal Revenue Service (“IRS”), which exempts the Plan from certain compliance issues, primarily associated with non-discrimination testing.

In December 2013, the Company acquired DelStar Technologies, Inc. (“DelStar”). Effective January 1, 2015, DelStar employees joined the Schweitzer-Mauduit International, Inc. Retirement Savings Plan. Employer matching contributions made prior to January 1, 2015 to the accounts of the participants who were actively employed as of January 1, 2015 became 100% vested. On April 1, 2015, assets totaling $9,942,916 were transferred from the DelStar Plan to the Schweitzer-Mauduit International, Inc. Retirement Savings Plan and are included in transfers from other plans on the statement of changes in net assets available for benefits. As a result of the acquisition, the Plan was amended to allow notes receivable to participants effective January 1, 2015.

In October 2015, the Company acquired Argotec, LLC. Effective January 1, 2017, the Argotec 401(k) Plan will be merged and all assets will be transferred into the Schweitzer-Mauduit International, Inc. Retirement Savings Plan.

Contributions and Vesting - An eligible hourly, weekly or salaried employee may elect to participate in the Plan and have the Company make "401(k) contributions" (that is, contributions that are deducted from compensation paid by the employer before federal income taxes are withheld) on the participant's behalf. Such contributions may be any whole percentage of 1% or more of the participant's hourly wages or salary rate. A participant may also make unrestricted after-tax contributions in whole percentages of 1% to 10% of their hourly wages or salary rate as long as the total of 401(k) and unrestricted after-tax contributions do not exceed annual contribution limits established by the IRS. Participants are immediately vested in their contributions plus actual earnings thereon. Participants who are at least age 50 as of the end of the plan year may make "catch up" contributions in accordance with the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). The employer matching contribution at all locations is 100% of the first 3% of matched contributions, 50% of the next 4-8% matched contributions, and 25% of the final 2% of matched contributions. Hourly employees receive matching contributions equal to 25% of employee "catch up" contributions. Prior to January 1, 2015, a participant is cliff-vested in employer matching contributions after completion of three years of service or attainment of age 55. Effective January 1, 2015, participants are immediately vested in safe harbor matching contributions plus earnings thereof.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2015 AND 2014

1.	PLAN DESCRIPTION AND FUNDING POLICY (Continued)

The Plan will only accept a Direct Rollover of an Eligible Rollover Distribution from a qualified plan described in section 401(a) or 403(b) of the Internal Revenue Code (the “Code”), excluding after-tax employee contributions and Participant Rollover Contributions of Eligible Rollover Distributions from a qualified plan described in Section 401(a) or 403(b) of the Code. The Plan will not accept rollovers from individual retirement accounts.

Investments of the Plan are participant directed. Employees are eligible to transfer accumulated employee or employer contributions daily. Employer matching contributions paid during the year ended December 31, 2015 were $2,180,208.

Participant Accounts - Contributions allocated to a specific fund are co-mingled with those of other participants and are invested in accordance with the nature of the specific fund. Pending such investment, Wells Fargo Bank N.A. (the “Trustee”) is authorized to invest in short-term securities of the United States of America or in other investments of a short-term nature. A separate account is maintained on behalf of each participant for each fund. Net appreciation or depreciation in fair value of investments, dividends, interest and expenses are allocated to participants based on their proportionate share of the funds.

Withdrawals - Any participant may withdraw, during employment, the value of the participant's unrestricted after-tax and rollover accounts. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, in the case of hardship or after attaining age 59-l/2. The participant will be required to suspend subsequent contributions to the Plan for 6 months following any hardship withdrawal from the participant's 401(k) account.

Payment of Benefits and Forfeitures - Upon termination of a participant's employment at or after age 55, after three years or more of qualified service, because of total and permanent disability or death, or because of a certain group's termination, the value of the participant's accounts, including the value of all employer matching contributions, is distributable. If termination occurs other than as above, the value of nonvested employer matching contributions is forfeited and used to reduce subsequent employer matching contributions. Distributions may, at the option of the participant and subject to applicable law, be in a lump sum as either cash or shares of the Company's common stock. Total forfeitures available to reduce future employer contributions at December 31, 2015 and 2014 totaled $78,099 and $12,836, respectively.

Notes Receivable from Participants - Participants may borrow up to a maximum of $50,000 or 50% of their vested account balance, whichever is less. The loans are secured by the vested balance in the participant’s account and bear interest at rates commensurate with local prevailing rates as determined by the plan administrator. Loans are repayable over periods up to five years with the exception of loans used to purchase a primary residence of the participant. Loans are repayable immediately upon death, disability, or termination of employment. Loan transactions are treated as a transfer to (from) the investment funds and from (to) the participant loan fund.

Other - A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Company the number of shares of the Company's common stock held by the Trustee and attributable to the participant's SMI Stock Fund accounts as of the record date for the meeting. In addition, the participant has the right to determine whether shares of the Company's common stock held by the Trustee and attributable to the participant's SMI Stock Fund accounts should be tendered in response to offers therefore.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2015 AND 2014

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan are prepared under the accrual method of accounting.

As described in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946-210-45, Financial Services - Investments Companies, Balance Sheet, Other Presentation Matters, Fully Benefit-Responsive Investment Contracts, investment contracts held by a defined-contribution plan are required to be reported at fair value.

Common collective trust funds (“CCT”) held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts held by the CCT because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a CCT (Stable return fund), which is fully benefit-responsive. The Statement of Net Assets Available for Benefits presents the fair value of the CCT as well as the adjustment from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a contract value basis.

Funds under the Plan's investment contract with the Northwestern Mutual Life Insurance Company (“Northwestern”) have been allocated and applied to purchase annuities and are excluded from the Plan's assets. As annuity contracts are liquidated by a participant, the proceeds are transferred into the Plan. There was $433,585 related to annuity contracts transferred into the Plan in 2015.

Investment Valuation and Income Recognition - All investments were held by the Trustee as of December 31, 2015 and 2014 and are stated at fair value, with the exception of the stable return fund. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price).

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Expenses - Brokerage fees, other direct costs of investments and taxes (including interest and penalties), if any, are paid by the Trustee from Plan assets. Other fees and expenses are paid by the Company.

Notes Receivable from Participants - Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded on the accrual basis. Related fees are charged directly to the borrowing participant’s account and are included in administrative expenses when incurred. As of December 31, 2015, no allowance for credit losses has been recorded. If a participant does not make loan repayments and the plan administrator considers the participant loan to be in default, the loan balance is reduced, and the delinquent participant note receivable is recorded as a benefit payment based on the terms of the Plan document.

Payment of Benefits - Benefits are recorded when paid.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2015 AND 2014

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

New Accounting Pronouncements - In July 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962) and Health and Welfare Benefit Plans (Topic 965). Under Part I of the ASU, fully benefit-responsive investment contracts are to be measured, presented and disclosed at contract value. Part II of the ASU simplifies certain disclosure requirements for plan investments. Part III of the ASU is not applicable to the Plan. The ASU is effective for fiscal years beginning after December 15, 2015; however, early adoption is permitted. The amendments must be applied retrospectively to all periods presented. Adoption of this ASU for 2016 plan year is not expected to have a material impact on the Plan’s financial statements and related disclosures.

In May 2015, the FASB issued ASU No. 2015-07, Disclosures for Investments in Certain Entities that Calculate Net Asset Value Per Share (or its Equivalent) that removes the requirements to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value (“NAV”) per share practical expedient. The ASU is effective for fiscal years beginning after December 15, 2015; however, early adoption is permitted. The amendments must be applied retrospectively to all periods presented. Adoption of this ASU for 2016 plan year is not expected to have a material impact on the Plan’s financial statements and related disclosures.

3.	FAIR VALUE MEASUREMENTS

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2	Inputs to the valuation methodology include:
- quoted prices for similar assets or liabilities in active markets;
- quoted prices for identical or similar assets or liabilities in inactive markets;
- inputs other than quoted prices that are observable for the asset or liability;
- inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2015 AND 2014

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2015 and 2014.

SMI stock fund: The SMI Stock Fund is a unitized fund which includes SMI common stock and an investment in an interest-bearing cash account for liquidity purposes. The total value of the Fund at any point in time is equal to the total market value of the common stock in the SMI Stock Fund plus the amount of cash. Each unit represents the ownership of both common shares and cash. The Company’s common stock is traded on the New York Stock Exchange (“NYSE”). The valuation of the units closely tracks the quoted market price listed on the NYSE.

Registered investment companies: Valued at the daily closing price as reported by the Fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (“NAV”) and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Common collective trust funds: Valued at the NAV of units of a bank collective trust. The NAV, as provided by the trustee, is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. Were the Plan to initiate a full redemption of the collective trust, the investment advisor reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner.

Stable return fund: Valued at NAV, exclusive of the adjustment to contract value. The use of NAV is deemed appropriate as the CCT does not have finite lives, unfunded commitments, or significant restrictions on redemptions.

Stable value fund: Valued at the NAV of units of the collective investment fund. The NAV is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. The Fund requires 12 months advance written notice from the Plan to initiate a full redemption of the collective investment fund.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2015 AND 2014

3.	FAIR VALUE MEASUREMENTS (Continued)

The following tables set forth by level, within the fair value hierarchy, the Plan's assets at fair value as of December 31, 2015 and December 31, 2014:

	Assets at Fair Value as of December 31, 2015
	Level 1	Level 2	Level 3	Total

SMI stock fund	$—	16,919,503	$—	$16,919,503
Registered investment companies:
Target date funds	23,236,949	—	—	23,236,949
Bond funds	4,143,519	—	—	4,143,519
Value funds	8,538,010	—	—	8,538,010
Large Cap Non-U.S. equity funds	4,395,397	—	—	4,395,397
Growth funds	8,418,499	—	—	8,418,499
Small Cap U.S. equity funds	1,840,077	—	—	1,840,077
Common collective trust funds	—	11,117,921	—	11,117,921
Stable return fund	—	14,607,465	—	14,607,465
Stable value fund	—	780,959	—	780,959
Total assets at fair value	$50,572,451	$43,425,848	$—	$93,998,299

	Assets at Fair Value as of December 31, 2014
	Level 1	Level 2	Level 3	Total

SMI stock fund	$—	17,463,582	$—	$17,463,582
Registered investment companies:
Target date funds	16,384,424	—	—	16,384,424
Mid Cap U.S. equity funds	7,098,098	—	—	7,098,098
Bond funds	5,667,336	—	—	5,667,336
Large Cap Non-U.S. equity funds	4,300,139	—	—	4,300,139
Growth funds	6,393,844	—	—	6,393,844
Small Cap U.S. equity funds	2,149,802	—	—	2,149,802
Large Cap U.S. equity funds	3,066,814	—	—	3,066,814
Common collective trust funds	—	11,147,855	—	11,147,855
Stable return fund	—	14,779,779	—	14,779,779
Total assets at fair value	$45,060,457	$43,391,216	$—	$88,451,673

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2015 AND 2014

3.	FAIR VALUE MEASUREMENTS (Continued)

Fair Value of Investments in Entities that Use Net Asset Value

The following table summarizes investments measured at fair value based on NAV per share as of December 31, 2015 and 2014, respectively.

December 31, 2015	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Common Collective Trust Funds:
Blackrock Russell 2000 Index Fund N	$924,391	N/A	Daily	N/A
Blackrock S&P Midcap Index Fund	$1,079,671	N/A	Daily	N/A
Blackrock S&P 500 Index Fund	$9,113,859	N/A	Daily	N/A
Stable Return Fund	$14,607,465	N/A	Daily	N/A
Stable Value Fund	$780,959	N/A	Daily	1 year

December 31, 2014	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Common Collective Trust Funds:
Blackrock Russell 2000 Index Fund N	$879,591	N/A	Daily	N/A
Blackrock S&P Midcap Index Fund	$945,528	N/A	Daily	N/A
Blackrock S&P 500 Index Fund	$9,322,736	N/A	Daily	N/A
Stable Return Fund	$14,779,779	N/A	Daily	N/A

BlackRock Russell 2000 Index Fund

The Fund seeks to approximate as closely as practicable the total return, before deduction of fees and expenses, of the Russell 2000® Index. The Fund is an index fund that invests in the equity securities of companies that compose the Index. The Fund will pursue its objective through investment in one or more underlying collective investment funds maintained by BlackRock Institutional Trust Company, N.A.

BlackRock S&P Midcap Index Fund

The Fund seeks to approximate as close as practicable the total return, before deduction of fees and expenses, of the Standard & Poor's 400 MidCap Index. The Fund is an index fund that invests in the equity securities of companies that compose the Index. The Fund will pursue its objective through investment in one or more underlying collective investment funds maintained by BlackRock Institutional Trust Company, N.A.

BlackRock S&P 500 Index Fund

The Fund seeks to approximate as closely as practicable the total return, before deduction of fees and expenses, of the Standard & Poor's 500 Index. The Fund is an index fund that invests in the equity securities of companies that compose the Index. The Fund will pursue its objective through investment in one or more underlying collective investment funds maintained by BlackRock Institutional Trust Company, N.A.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2015 AND 2014

3.	FAIR VALUE MEASUREMENTS (Continued)

Stable Return Fund

The Fund seeks to provide investors with a moderate level of stable income without principal volatility. The stable return fund invests all assets in Wells Fargo Stable Return Fund G, a collective trust fund sponsored by Wells Fargo Bank, N.A. The Wells Fargo Stable Fund G invests in investment contracts and security-backed contracts. An investment contract is a contract issued by a financial institution to provide a stated rate of return to the buyer of the contract for a specified period of time. A security-backed contract has similar characteristics as a traditional investment contract and is comprised of two parts: the first part is a fixed-income security or portfolio of fixed-income securities; the second part is a contract value guarantee (wrapper) provided by a third party. Wrappers provide contract value payments for certain participant-initiated withdrawals and transfers, a floor crediting rate, and return of fully accrued contract value at maturity.

Stable Value Fund

The Fund seeks to provide investors stable principal and high current income, and invests in full-benefit responsive investment contracts (“GIC’s”), separate account guaranteed investment contracts (“SGIC’s”), synthetic guaranteed investment contracts (“SIC’s”), money market mutual funds and other stable value products. The Fund is carried at contract value which approximated fair value as of December 31, 2015.

4. INVESTMENTS

The following presents investments, at fair value, that represent five percent or more of the Plan's net assets:

	December 31,
	2015	2014

Schweitzer-Mauduit International, Inc. Stock Fund	$16,919,503	$17,463,582
Stable Return Fund (at contract value)	14,534,791	14,575,719
Blackrock S&P 500 Index Fund	9,113,589	9,322,736
Special Mid Cap Value Fund	6,140,630	*
Target 2025 Fund	5,830,730	*
T. Rowe Price Growth Advantage Fund	5,326,268	*
Target 2030 Fund	4,888,532	*
Artisan Mid Cap Value Investor Fund	*	7,098,098
PIMCO Total Return Fund	*	5,667,336
* Investment did not represent 5% or more of net assets available for benefits for year indicated.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2015 AND 2014

4. INVESTMENTS (Continued)

During 2015, the Plan's investments appreciation/(depreciated) in value including gains and losses on investments bought and sold, as well as held during the year, as follows:

Schweitzer-Mauduit International, Inc. Stock Fund	$(79,883)
Registered investment companies	(1,443,780)
Common collective trust funds	60,317
Stable return fund	225,338
Stable value fund	1,073
Net depreciation in the fair value of investments	$(1,236,935)

5. PARTY-IN-INTEREST TRANSACTIONS

At December 31, 2015 and 2014, the Plan’s SMI Stock Fund held shares of the Company's common stock.

Certain plan investments are shares of various investments managed by the Trustee as defined by the Plan and therefore these transactions qualify as party-in-interest transactions. The primary fees paid by the Plan relate to investment management fees charged on a daily basis to the various investments held.

6. INVESTMENT IN STABLE RETURN FUND AND STABLE VALUE FUND

The Plan does not invest directly in fully benefit-responsive contracts as they are held in a common collective trust or a collective investment fund, and therefore is not required to include in the financial statements the disclosure requirements for stable value investment funds.

The following table summarizes the average yields as of December 31, 2015 and 2014, respectively:

December 31, 2015	Based on actual earnings	Based on interest rate credited to participants
Stable Return Fund	1.83%	1.79%
Stable Value Fund	1.93%	1.44%

December 31, 2014	Based on actual earnings	Based on interest rate credited to participants
Stable Return Fund	1.40%	1.64%
Stable Value Fund	N/A	N/A

7. PRIORITIES UPON TERMINATION OF THE PLAN

The Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In the event of termination of the Plan, all participants will become fully vested in their accounts. Management of the Company has indicated it has no current intentions to terminate the Plan.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2015 AND 2014

8. TAX STATUS

The IRS has determined and informed the Company by a letter dated January 25, 2012, that the Plan and related trust are designed in accordance with applicable sections of the Code. Although the Plan has been amended since receiving the determination letter, the plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code and therefore believe that the Plan is qualified and the related trust is tax exempt. The Plan was amended on January 1, 2015 and a new determination letter dated January 21, 2016 was received that includes the latest amendments. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Accounting principles generally accepted in the United States of America require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2015, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.

9. RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
Form 5500, Schedule H, Part IV, Line 4i, December 31, 2015
Plan No. 002
EIN No. 62-1612879

	Identity of Issuer	Description of Investment Including Maturity Date, Rate of
	Borrower, Lessor, or Similar Party	Interest, Collateral, Par or Maturity Value	Shares	Cost	Current Value

*	Schweitzer-Mauduit International, Inc.	Schweitzer-Mauduit International, Inc. Common Stock Fund	320,017	(A)	$16,919,503

		Shares of Registered Investment Companies:
	Delaware Investments	Delaware Small Cap Value Fund	38,121	(A)	1,840,077
	Delaware Investments	Delaware Value Fund	136,292	(A)	2,397,380
	Eagle Funds	Eagle Small Cap Growth Fund	42,995	(A)	2,195,348
	Met West	Met West Total Return Bond Fund	390,162	(A)	4,143,519
	MFS	MFS Research International Fund	271,488	(A)	4,395,397
	Prudential Investments	Prudential Jennison Mid Cap Growth Fund	24,817	(A)	896,883
	T. Rowe Price	T. Rowe Price Growth Advantage Fund	99,260	(A)	5,326,268
*	Wells Fargo Bank, N.A.	Special Mid Cap Value Fund	204,415	(A)	6,140,630
*	Wells Fargo Bank, N.A.	Target Today Fund	10,356	(A)	109,669
*	Wells Fargo Bank, N.A.	Target 2010 Fund	41,231	(A)	507,963
*	Wells Fargo Bank, N.A.	Target 2015 Fund	259,424	(A)	2,557,922
*	Wells Fargo Bank, N.A.	Target 2020 Fund	308,209	(A)	4,465,946
*	Wells Fargo Bank, N.A.	Target 2025 Fund	586,003	(A)	5,830,730
*	Wells Fargo Bank, N.A.	Target 2030 Fund	308,814	(A)	4,888,532
*	Wells Fargo Bank, N.A.	Target 2035 Fund	213,510	(A)	2,205,556
*	Wells Fargo Bank, N.A.	Target 2040 Fund	92,200	(A)	1,658,684
*	Wells Fargo Bank, N.A.	Target 2045 Fund	42,367	(A)	452,908
*	Wells Fargo Bank, N.A.	Target 2050 Fund	36,778	(A)	376,240
*	Wells Fargo Bank, N.A.	Target 2055 Fund	14,886	(A)	182,799
		Total Shares of Registered Investment Companies			50,572,451

		Common Collective Trust Funds:
*	Wells Fargo Bank, N.A.	BlackRock Russell 2000 Index Fund	35,510	(A)	924,391
*	Wells Fargo Bank, N.A.	BlackRock S&P Midcap Index Fund	32,804	(A)	1,079,671
*	Wells Fargo Bank, N.A.	BlackRock S&P 500 Index Fund	113,637	(A)	9,113,859
		Total Common Collective Trust Funds			11,117,921

*	Wells Fargo Bank, N.A.	Stable Return Fund	277,429	(A)	14,534,791	**
	Federated Investors	Federated Capital Preservation Fund	78,096	(A)	780,959
*	Notes receivable from participants	Interest rate: 3.25%-4.25%; Mature: January 2016 - December 2020	n/a	(A)	722,889

	Total Investments				$94,648,514
* Sponsor and/or issuer known to be a party-in-interest to the Plan.
(A) Cost information is not required to be presented for participant-directed investments.
** Fair value, with adjustment to contract value below:
	Fair value:	$14,607,465
	Adjustment:	(72,674)
	Contract value	$14,534,791

See Report of Independent Registered Public Accounting Firm